EXHIBIT 10.18

CATERPILLAR INC.
SUPPLEMENTAL DEFERRED
COMPENSATION PLAN

(Amended and Restated as of December 10, 2014)

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
ARTICLE II	ELIGIBILITY; ADOPTION BY AFFILIATES
ARTICLE III	DEFERRALS, MATCHING AND NON-ELECTIVE CONTRIBUTION CREDITS
ARTICLE IV	VESTING
ARTICLE V	INVESTMENT OF ACCOUNTS
ARTICLE VI	DISTRIBUTIONS
ARTICLE VII	SPIN-OFF FROM SEIP AND DEIP
ARTICLE VIII	ADMINISTRATION OF THE PLAN
ARTICLE IX	AMENDMENT
ARTICLE X	GENERAL PROVISIONS

CATERPILLAR INC.
SUPPLEMENTAL DEFERRED COMPENSATION PLAN
PREAMBLE

By a document executed March 21, 2007, Caterpillar Inc. (the “Company”) established the Caterpillar Inc. Supplemental Deferred Compensation Plan (the “Plan”), effective January 1, 2005. The purpose of the Plan is to provide additional income deferral and investment opportunities to a select group of management or highly compensated employees who are eligible to participate in certain tax-qualified 401(k) plans sponsored by the Company. Subsequent to the establishment of the Plan, final regulations were promulgated under Section 409A of the Code, necessitating changes to the Plan retroactive to its adoption which were reflected in a document executed by the Company on December 17, 2007. The Company now desires to amend the Plan to reflect certain changes to the tax-qualified 401(k) plans sponsored by the Company. The Plan is effective January 1, 2011.
This amended and restated Plan is effective as of the dates stated herein.

ARTICLE I
DEFINITIONS

1.1    General. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be a term defined in this Article I. The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth in this Article I, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document:
(a)    “401(k) Plan” means either: the 401(k) Retirement Plan or the 401(k) Savings Plan depending upon which plan the Participant is eligible to make elective deferrals (without regard to the limitations of Sections 402(g) or 401(a)(17) of the Code) or to receive Company non-elective contributions as of the date the Participant’s corresponding credits under this Plan are determined.
(b)    “401(k) Plan Compensation” means the Base Pay and Incentive Compensation taken into account for purposes of the Company non-elective contributions under the 401(k) Plan.
(c)    “401(k) Retirement Plan” means the Caterpillar 401(k) Retirement Plan, as such plan may be amended or any successor to such plan.
(d)    “401(k) Savings Plan” means the Caterpillar 401(k) Savings Plan, as such plan may be amended or any successor to such plan.
(e)    “Adopting Affiliate” means any Affiliate that has been authorized by the Company to adopt the Plan and which has adopted the Plan in accordance with Section 2.4. All Affiliates that adopted the Plan on or before the Effective Date and that had not terminated such adoption shall continue to be Adopting Affiliates of the Plan.
(f)    “Affiliate” means a parent business that controls, or a subsidiary business that is controlled by, the Company.
(g)    “Base Pay” means the base salary paid to a Participant as determined in accordance with the established pay practices of the Company and Adopting Affiliates. Base Pay shall include any lump-sum base salary adjustment and any variable base pay.

(h)    “BFC” means the Benefit Funds Committee of the Company, which is the committee formed by resolution of the Board of Directors of the Company, and which has the responsibility and authority to ensure the proper operation and management of the financial aspects of the 401(k) Plan.
(i)    “Board” means the Board of Directors of the Company, or any authorized committee of the Board.
(j)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
(k)    “Company” means Caterpillar Inc., and, to the extent provided in Section 10.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.
(l)    “Company Stock” means common stock issued by the Company.
(m)    “Company Stock Fund” means the Investment Fund described in Section 5.3.
(n)    “Deferral Agreement” means the deferral agreement(s) described in Section 3.1 that are entered into by a Participant pursuant to the Plan.
(o)    “DEIP” means the Caterpillar Inc. Deferred Employees’ Investment Plan, as amended.
(p)    “Director” means the Company’s Director of Compensation + Benefits.
(q)    “Disability” or “Disabled” means that a Participant is determined to be totally disabled by the United States Social Security Administration.
(r)    “Distribution Election Form” means the election form by which a Participant elects the time and manner in which his accounts shall be distributed pursuant to Sections 6.4 and 6.5. The Plan Administrator may, in his sole discretion, require two separate Distribution Election Forms for purposes of making distributions regarding the time and manner in which accounts will be distributed, respectively.
(s)    “Effective Date” means January 1, 2011, except as otherwise provided herein.
(t)    “Eligible Pay” means Base Pay minus any Supplemental Deferrals of Base Pay.
(u)    “Excess Deferral Account” means the bookkeeping account maintained pursuant to the Plan to record amounts deferred under Section 3.3(b).
(v)    “Excess Deferrals” means the deferrals allocated to a Participant’s Excess Deferral Account in accordance with Section 3.3(b).
(w)    “Excess Matching Credit Account” means the bookkeeping account maintained pursuant to the Plan to record the amounts credited to a Participant in accordance with Section 3.4(b).
(x)    “Excess Matching Credits” means the matching credits allocated to a Participant’s Excess Matching Credit Account in accordance with Section 3.4(b).
(y)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.
(z)    “ESTIP” means the Caterpillar Inc. Executive Short-Term Incentive Plan, as amended or any predecessor or successor to such plan.

(aa)    “Incentive Compensation” means STIP Pay, LTCPP Pay and Lump-Sum Awards.
(bb)    “Investment Fund” means the notional investment funds established by the terms of the Plan pursuant to Article V.
(cc)    “LTCPP Pay” means the amounts designated by the Company as a cash-based performance award under the “Long-Term Cash Performance Plan” and paid pursuant to the terms of the Caterpillar Inc. 2006 Long-Term Incentive Plan (or any successor to such plan). Performance awards under the “Long-Term Cash Performance Plan” that are paid pursuant to the terms of the Caterpillar Inc. 2006 Long-Term Incentive Plan (or any successor to such plan) in the form of Company Stock are not LTCPP Pay hereunder.
(dd)    “Lump-Sum Award” means the discretionary lump-sum cash awards paid to employees pursuant to the uniform and nondiscriminatory pay practices of the Company or an Affiliate, but not including any lump-sum base salary adjustment.
(ee)    “Maximum Matching Contribution Percentage” means 100% if the Participant participates in the 401(k) Retirement Plan and 50% if the Participant participates in the 401(k) Savings Plan. For purposes of this Section 1.1(ee), an individual participates in a plan if such individual is eligible to make elective deferrals under such plan (without regard to the limitations of Sections 402(g) or 401(a)(17) of the Code).
(ff)    “NEC Eligible Pay” means the sum of Base Pay and Incentive Compensation minus the sum of LTCPP Pay and 401(k) Plan Compensation. The Plan Administrator shall determine NEC Eligible Pay for all Participants in a uniform and non-discriminatory manner.
(gg)    “Non-Elective Contribution Account” means the bookkeeping account maintained pursuant to the Plan to record amounts credited under Section 3.5.
(hh)    “Non-Elective Contribution Credits” means the non-elective contribution credits allocated to a Participant’s Non-Elective Contribution Account in accordance with Section 3.5.
(ii)    “Participant” means an employee of the Company or any Adopting Affiliate who satisfies the eligibility requirements for participation in the Plan and who affirmatively elects to participate in the Plan pursuant to Section 2.1, or who becomes a Participant pursuant to Section 3.2(c)(2) or Section 3.9(c).
(jj)    “Plan” means the Caterpillar Inc. Supplemental Deferred Compensation Plan, as set forth herein and as it may be amended from time to time.
(kk)    “Plan Administrator” means the Director.
(ll)    “Plan Year” means the calendar year.
(mm)    “Points” means “Points” as such term is defined under the 401(k) Plan.
(nn)     “Qualified Military Service” means service by a Participant or employee in the armed forces of the United States of a character that entitles the Participant or employee to re-employment under the Uniformed Services Employment and Reemployment Rights Act of 1994, but only if the Participant or employee is re-employed during the period following such service in which his right of re-employment is protected by such Act.
(oo)    “SEIP” means the Caterpillar Inc. Supplemental Employees’ Investment Plan, as amended.
(pp)    “Separation from Service” means separation from service as determined in accordance with any regulations, rulings or other guidance issued by the Department of the Treasury pursuant to Section 409A(a)(2)(A)(i) of the Code, as it may be amended or replaced from time to time.

(qq)    “Specified Employee” means a “key employee” as defined in Section 416(i) of the Code without regard to Section 416(i)(5) and determined in accordance with Section 409A(a)(2)(B)(i) of the Code.
(rr)    “Supplemental Deferral Account” means the bookkeeping account maintained pursuant to the Plan to record amounts deferred under Section 3.3(a).
(ss)    “Supplemental Deferrals” means the deferrals allocated to a Participant’s Supplemental Deferral Account in accordance with Section 3.3(a).
(tt)    “Supplemental Matching Credit Account” means the bookkeeping account maintained pursuant to the Plan to record the amounts credited to a Participant in accordance with Section 3.4(a).
(uu)    “Supplemental Matching Credits” means the matching credits allocated to a Participant’s Supplemental Matching Credit Account in accordance with Section 3.4(a).
(vv)    “STIP” means the Caterpillar Inc. Short-Term Incentive Plan, as amended or any successor to such plan.
(ww)    “STIP Pay” means amounts paid to employees of the Company or an Adopting Affiliate pursuant to the terms of STIP and/or ESTIP.
(xx)    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For purposes of the Plan, an “Unforeseeable Emergency” shall not include a Participant’s need to send his or her child to college or a Participant’s desire to purchase a home. Any determination as to whether a Participant has incurred an Unforeseeable Emergency shall be made in the sole discretion of the Plan Administrator in accordance with rules prescribed pursuant to Section 409A of the Code.
(yy)    “Valuation Date’’ means each day of the Plan Year on which the New York Stock Exchange is open for trading.
(zz)    “GSCS” means Caterpillar Logistics Services LLC (f/k/a Caterpillar Logistics Services, Inc.).
(aaa)    “GSCS Participant” means a Participant who is employed by GSCS upon the closing of the sale of GSCS to an entity that is not an Affiliate.
(bbb)    “GSCS Closing Date” means the date on which the sale of GSCS to an entity that is not an Affiliate is completed.
1.2    Construction. The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of the Plan shall be construed and enforced according to the laws of the State of Illinois without regard to conflict of law principles and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other Federal law.

ARTICLE II
ELIGIBILITY; ADOPTION BY AFFILIATES

2.1    Eligibility and Participation. An employee shall be eligible to participate in the Plan as of the first day of the first pay period that commences in the month next following the date that he (a) is in salary grade 28 or higher pursuant to the Company’s standard salary grades; and (b) is eligible to make elective deferrals to either the 401(k) Retirement Plan or the 401(k) Savings Plan, provided, that, (i) for an employee first promoted to salary grade 28 or higher, clause (a) shall be satisfied after the employee’s supervisor has completed all administrative requirements to effect such promotion; and (ii) clause (b) shall not apply if he had already made elective deferrals equal to or in excess of the applicable dollar amount for purposes of Section 402(g) of the Code and (if applicable) catch-up contributions equal to or in excess of the applicable dollar amount for purposes of Sections 402(g) and 414(v)(2)(B) of the Code or he had already received compensation in excess of the applicable dollar limitation under Section 401(a)(17) of the Code, for such calendar year. Notwithstanding the foregoing, if an employee is employed in a division of the Company or by an Affiliate that does not use the Company’s standard salary grades, such employee shall be eligible to participate in the Plan if he (1) is in a salary grade that is considered in all respects to be the equivalent of a salary grade 28 or higher pursuant to the Company’s standard salary grades; and (2) is eligible to make elective deferrals to either the 401(k) Retirement Plan or the 401(k) Savings Plan, provided, that, clauses (1) and (2) shall be subject to the rules described in clauses (a) and (b) of this Section 2.1. The Plan Administrator shall determine in a uniform and nondiscriminatory manner whether a salary grade is equivalent for this purpose.
2.2    Discontinuance of Participation. The Plan Administrator shall discontinue an individual’s active participation in the Plan if the individual is no longer in a salary grade of 28 or higher (or the equivalent, as described above), or no longer is eligible to make elective deferrals to either the 401(k) Retirement Plan or the 401(k) Savings Plan (other than by reason of the individual’s elective deferrals during a calendar year reaching the applicable dollar limitation under Section 402(g)(1) of the Code or the individual’s receiving compensation for the calendar year in excess of the applicable dollar limitation under Section 401(a)(17) of the Code). If an individual’s active participation is discontinued, the individual’s Deferral Agreements shall be cancelled and the individual will not be entitled to make Deferrals or to receive Matching Credits or Non-Elective Contribution Credits under the Plan. The individual will not be entitled to receive a distribution, however, until the occurrence of another event (e.g., death or Separation from Service) that entitles the Participant to receive a distribution. The Participant’s accounts will continue to be adjusted to reflect investment earnings or losses in accordance with Section 5.1 until the accounts are distributed.
2.3    Resumption of Participation. With respect to an individual whose participation in the Plan was discontinued and who subsequently meets the eligibility requirements to resume active participation in the Plan, such employee shall (1) be permitted to complete a new Deferral Agreement during the annual election period described in Section 3.1(a) in accordance with procedures established by the Plan Administrator, subject to the applicable restrictions in Sections 3.1 and 3.2, and (2) be entitled to receive Non-Elective Contribution Credits subject to Section 3.5 with respect to NEC Eligible Pay for services to be performed beginning as of the first day of the month next following the date that the individual meets the eligibility requirements to resume active participation in the Plan.
2.4    Adoption by Affiliates. An employee of an Affiliate may not become a Participant in the Plan unless the Affiliate has previously adopted the Plan. An Affiliate of the Company may adopt the Plan only with the approval of the Company. By adopting the Plan, the Affiliate shall be deemed to have agreed to assume the obligations and liabilities imposed upon it by the Plan, agreed to comply with all of the other terms and provisions of the Plan, delegated to the Plan Administrator (and the BFC as applicable) the power and responsibility to administer the Plan with respect to the Affiliate’s employees, and delegated to the Company the full power to amend or terminate the Plan with respect to the Affiliate’s employees. Notwithstanding the foregoing, an Affiliate that has previously adopted the Plan may terminate its participation in the Plan in accordance with such rules and procedures that are promulgated by the Company.

ARTICLE III
DEFERRALS, MATCHING AND NON-ELECTIVE CONTRIBUTION CREDITS

3.1    Deferral Agreement.
(a)    General. In order to make Supplemental Deferrals and/or Excess Deferrals, a Participant must complete a Deferral Agreement in the form and during the election period prescribed by the Plan Administrator. In the Deferral Agreement, the Participant shall agree to reduce his compensation in exchange for Supplemental Deferrals and/or Excess Deferrals. The Deferral Agreement shall be delivered to the Plan Administrator by the time specified in Section 3.2. At the end of the election period prescribed by the Plan Administrator, an election made by a Participant pursuant to a Deferral Agreement shall be irrevocable with respect to the Plan Year covered by the election.
(b)    Initial Deferral Agreement.
(1)    Deferrals Prior to March 26, 2007. Except as otherwise provided in paragraph (b)(2) below, a Participant shall not be permitted to make Supplemental Deferrals and/or Excess Deferrals pursuant to this Plan prior to March 26, 2007.
(2)    SEIP and DEIP. The deferral elections made pursuant to SEIP and DEIP relating to amounts to be deferred in 2007 on and after March 26, 2007 shall apply to the Plan as provided in Section 7.4.
(c)    Revocation. The Plan Administrator shall terminate a Participant’s election to make Supplemental Deferrals and/or Excess Deferrals if the Participant has made a withdrawal due to Unforeseeable Emergency as provided in Section 6.10, but only to the extent that terminating the election would help the Participant to meet the related emergency need; provided that, any such Participant shall be permitted to complete a new Deferral Agreement during the annual election period described in Section 3.l(a), subject to the applicable restrictions in this Section 3.1 and Section 3.2. Similarly, a Participant shall terminate an election to make Supplemental Deferrals and/or Excess Deferrals if such termination is required for the Participant to obtain a hardship distribution from the 401(k) Plan and permitted under Section 409A of the Code; provided that, (1) notwithstanding the foregoing, such termination shall apply only to the Participant’s Supplemental Deferrals and/or Excess Deferrals that would have been made during the six-month period following receipt of the hardship distribution, and (2) following such termination, unless the Participant makes a different deferral election during the annual election period described in Section 3.l(a), the Plan Administrator shall automatically reinstate the Participant’s deferral election to make Supplemental Deferrals and/or Excess Deferrals in effect immediately prior to receipt of the hardship distribution as soon as administratively practicable after the end of such six-month period.
3.2    Timing of Deferral Elections and Automatic Participation.
(a)    Deferral of Base Pay. Except as provided in Section 3.2(c), Deferral Agreements that relate to the deferral of Base Pay (including Supplemental Deferrals pursuant to Section 3.3(a) and Excess Deferrals pursuant to Section 3.3(b)) shall be completed by the Participant and delivered to the Plan Administrator prior to the beginning of the Plan Year in which the Base Pay to be deferred is otherwise payable to the Participant. The Deferral Agreement will remain in effect from year-to-year until changed by the Participant in accordance with the preceding sentence. The Plan Administrator, in his discretion, may require an earlier time by which the election to defer Base Pay must be completed. Notwithstanding any provision of the Plan to the contrary, a Deferral Agreement shall also apply to Base Pay paid to a Participant after the Participant’s Separation from Service but within a time period identified by the Plan Administrator in its sole discretion and in a uniform and non-discriminatory manner, which time period shall not exceed two and one-half months from the date of the Participant’s Separation from Service.
(b)    Deferral of Incentive Compensation. Deferral Agreements that relate to the deferral of Incentive Compensation shall be completed by the Participant and delivered to the Plan Administrator prior to the date that is six months before the end of the performance period to which the Incentive Compensation relates. The Deferral Agreement will remain in effect with respect to all future Incentive Compensation until changed by the Participant in accordance with the preceding sentence. The Plan Administrator, in his discretion, may require an earlier time by which the election to defer Incentive Compensation must be completed. In addition, the Plan Administrator, in his discretion, may require that Participants make separate elections for one or more different types of Incentive Compensation (e.g., STIP Pay, LTCPP Pay and Lump-Sum Awards). Notwithstanding any provision of the Plan to the contrary, a Deferral Agreement shall also apply to Incentive Compensation paid to a Participant after the Participant’s Separation from Service but within a time period identified by the Plan Administrator in its sole discretion and in a uniform and non-discriminatory manner, which time period shall not exceed two and one-half months from the date of the Participant’s Separation from Service.
(c)    Initial Deferral Election.
(1)    General. For the Plan Year in which an eligible employee first becomes eligible to participate in the Plan (but only if the eligible employee has never been eligible to participate in another “account balance plan,” other than a separation pay plan, of the Company or an Affiliate that is aggregated with the Plan under Section 409A of the Code), the Participant may elect to make Supplemental Deferrals and Excess Deferrals by completing and delivering a Deferral Agreement within 28 days commencing with the date the Participant first becomes eligible to participate in the Plan pursuant to Section 2.1. Any such Deferral Agreement shall take effect with respect to compensation for services to be performed beginning as of the first day of the first pay period commencing after the 28-day enrollment period.
(2)    Automatic Participation and Default Elections for Certain Eligible Employees. Any eligible employee described in paragraph (1) of this Section 3.2(c) who does not complete and deliver a Deferral Agreement within 28 days commencing with the date that the employee first becomes eligible to participate in the Plan pursuant to Section 2.1 will become a Participant as of the first day of the first pay period commencing after the 28-day enrollment period. Any such Participant will be eligible for Non-Elective Contribution Credits under Section 3.5 but will not make Deferrals under Section 3.3 or receive Matching Credits under Section 3.4 until such Participant makes an election in accordance with Section 3.2(a) or 3.2(b), as applicable. The investment elections and distribution elections of any such Participant shall be determined pursuant to the applicable provisions of Sections 5.2 and Article VI, respectively. The provisions of this Section shall also apply to an employee who became eligible to participate in the Plan from September 26, 2010 through December 31, 2010 who failed to complete and deliver a Deferral Agreement within 30 days commencing with the date the employee first became eligible under the terms of the Plan in effect immediately prior to January 1, 2011.
(3)    Re-Employment. The provisions of this paragraph (c) permitting an eligible employee to elect to make Supplemental Deferrals and Excess Deferrals shall not apply to a Participant who: (i) incurs a Separation from Service; (ii) is subsequently re-employed by the Company or an Affiliate; and (iii) at any time during such period of re-employment meets the eligibility requirements for active participation in the Plan pursuant to Section 2.1. However, an eligible employee described in this paragraph (c) will be permitted to, within the applicable period described in this paragraph (c), make a distribution election in accordance with Article VI.
(d)    Deferral Elections Upon Re-Employment. A Participant who: (1) incurs a Separation from Service; (2) is subsequently re-employed by the Company or an Affiliate; and (3) at any time during such period of re-employment meets the eligibility requirements for active participation in the Plan pursuant to Section 2.1 shall be only permitted to make a deferral election of Base Pay (including Supplemental Deferrals pursuant to Section 3.3(a) and Excess Deferrals pursuant to Section 3.3(b)) or a deferral election of Incentive Compensation during such period of re-employment by completing a Deferral Agreement in accordance with procedures established by the Plan Administrator, subject to the applicable restrictions in Section 3.1 and this Section 3.2.
3.3    Deferrals.
(a)    Supplemental Deferrals. Any Participant may elect to supplement the deferrals made pursuant to the 401(k) Plan by deferring, pursuant to a Deferral Agreement, the receipt of up to 70% (designated in whole percentages) of the Base Pay and/or up to 70% (designated in whole percentages) of the Incentive Compensation, otherwise payable to the Participant by the Company or an Adopting Affiliate in any Plan Year. The amount deferred pursuant to this paragraph (a) shall be allocated to the Supplemental Deferral Account maintained for the Participant.
(b)    Excess Deferrals. Any Participant may elect to defer, pursuant to a Deferral Agreement, the receipt of 6% of the Eligible Pay otherwise payable to him by the Company or an Adopting Affiliate in any Plan Year. A Participant’s election to receive Excess Deferrals shall only apply to the Eligible Pay not recognized in 401(k) Plan Compensation during the Plan Year. The amount deferred pursuant to this paragraph (b) shall be allocated to the Excess Deferral Account maintained for the Participant.
3.4    Matching Credits. As soon as administratively practicable following the last day of each Plan Year (or more frequently in the sole discretion of the Plan Administrator), the Plan Administrator shall allocate matching credits to the Participant’s accounts for that Plan Year as follows:
(a)    Supplemental Matching Credit. The Supplemental Matching Credit shall be in an amount equal to: (1) 6% times the Maximum Matching Contribution Percentage of Base Pay deferred by the Participant as Supplemental Deferrals and (2) the Maximum Matching Contribution Percentage of the STIP Pay and Lump- Sum Awards deferred by the Participant as Supplemental Deferrals (up to the a maximum deferral of 6% of the Participant’s STIP Pay and Lump-Sum Awards for the Plan Year). LTCPP Pay deferred by the Participant as Supplemental Deferrals shall not be considered when determining Supplemental Matching Credits. The amount credited pursuant to this paragraph (a) shall be allocated to the Supplemental Matching Credit Account maintained for the Participant.
(b)    Excess Matching Credit. The Excess Matching Credit shall be in an amount equal to the Maximum Matching Contribution Percentage of the Participant’s Excess Deferrals. The amount credited pursuant to this paragraph (b) shall be allocated to the Excess Matching Credit Account maintained for the Participant.
3.5    Non-Elective Contribution Credits.
(a)    Amount and Eligibility Requirements for Non-Elective Contribution Credits. Effective January 1, 2011, if the Participant is eligible to receive the Company non-elective contributions under the 401(k) Plan (i.e., the 3%/4%/5% non-elective contributions under the 401(k) Plan), then as soon as administratively practicable following the last day of each Plan Year (or more frequently in the sole discretion of the Plan Administrator), the Plan Administrator shall allocate non-elective contribution credits to the Participant’s accounts for that Plan Year based on the Participant’s Points in an amount equal to the product of the applicable percentage specified below multiplied by the Participant’s NEC Eligible Pay:

Points	Applicable Percentage
44 or less	3%
45 to 64	4%
65 or more	5%

A Participant shall only receive a Non-Elective Contribution Credit for a Plan Year if: (a) such Participant is employed by the Company or an Affiliate on the last day of the plan year for which the Company non-elective contributions are made under the 401(k) Plan and (2) such Participant is credited with a “Year of Benefit Service” (as such term is defined under the 401(k) Plan) during the Plan Year.
(b)    Non-Elective Contribution Credits Upon Re-Employment. A Participant who is eligible to receive the Company non-elective contributions under the 401(k) Plan (i.e., the 3%/4%/5% non-elective contributions under the 401(k) Plan) and who: (1) incurs a Separation from Service; (2) is subsequently re-employed by the Company or an Affiliate; and (3) at any time during such period of re-employment meets the eligibility requirements for active participation in the Plan pursuant to Section 2.1 shall be entitled to receive Non-Elective Contribution Credits with respect to NEC Eligible Pay for services to be performed beginning as of the first day of the first pay period commencing after the date that the individual meets the eligibility requirements to resume active participation in the Plan.
3.6    Certain Deferrals and Matching Credits. Supplemental Deferrals, Excess Deferrals, Supplemental Matching Credits and Excess Matching Credits allocated to Participants for the 2005, 2006 and 2007 Plan Years prior to the Spin-Off described in Article VII shall have been made initially to SEIP and DEIP but shall be transferred to this Plan and become subject hereto by virtue of such Spin-Off. For periods beginning on and after such Spin-Off, Supplemental Deferrals, Excess Deferrals, Supplemental Matching Credits and Excess Matching Credits shall be made pursuant to the terms of this Article III.
3.7    Allocation Among Affiliates. Each Adopting Affiliate may be required to bear the costs and expenses of providing benefits accrued by Participants that are currently or were previously employees of such Adopting Affiliate. Such costs and expenses will be allocated among the Adopting Affiliates in accordance with (a) agreements entered into between the Company and any Adopting Affiliate, or (b) in the absence of such an agreement, reasonable procedures adopted by the Company.
3.8    Deferrals Attributable to Qualified Military Service. An employee who was, or was eligible to become, a Participant immediately before commencing Qualified Military Service and who is re-employed following such Qualified Military Service shall, upon his returning from Qualified Military Service, have the right to elect additional Supplemental Deferrals and/or Excess Deferrals (“Additional Deferrals”) in accordance with Section 3.1, over a period of time equal to the lesser of (a) three times the length of his Qualified Military Service, or (b) five years. Such Participant shall also be entitled to receive Supplemental Matching Credits and/or Excess Matching Credits (“Additional Credits”) attributable to such Additional Deferrals, in accordance with Section 3.4, in the amount he would have received had such Additional Deferrals been made during his period of Qualified Military Service. All such Additional Deferrals and Additional Credits shall be deemed to have been received during the period of Qualified Military Service for purposes of applying all limitations under this Plan, but shall otherwise be subject to the terms of the Plan, including but not limited to the provisions of Section 3.1, Section 3.2, Section 3.3, and Section 3.4. For purposes of this Section 3.8, a Participant shall be deemed to have received Base Pay and Incentive Compensation during his period of Qualified Military Service based on the rate of Base Pay and Incentive Compensation he would have received had he been an employee during such period or, if such rate cannot be determined with reasonable accuracy, based on his average Base Pay and Incentive Compensation received during the 12-month period (or his entire period of employment, if shorter) immediately prior to the period of military service. The provisions of this Section 3.8 shall be interpreted and applied in accordance with Section 414(u) of the Code.
3.9    Additional Deferral Election Period in 2010. In anticipation of the changes to the Plan effective January 1, 2011, an additional deferral election period, as permitted by Sections 3.1 and 3.2 and as described in this Section 3.9, shall be held.
(a)    Election Period. The election period described in this Section 3.9 shall begin on October 26, 2010 and end on November 30, 2010, unless extended to a later date by the Plan Administrator in a uniform and non-discriminatory manner. In no event, however, shall such special election period extend beyond December 31, 2010.
(b)    Application of Election Period. The deferral election period described in this Section 3.9 applies to: (1) all Participants and (2) those eligible employees as of September 25, 2010 who are not yet Participants and, who as a result, have never (i) made Supplemental Deferrals or Excess Deferrals under the Plan and, thus, have never submitted Distribution Election Forms hereunder or (ii) otherwise participated in another “account balance plan” other than a separation pay plan, of the Company or an Affiliate that is aggregated with the Plan under Section 409A of the Code.
(c)    Default Provisions. If an individual identified in clause (2) of paragraph (b) above fails to make a deferral election during the special election period, the applicable provisions of Section 3.2(c)(2) shall apply.

ARTICLE IV
VESTING

4.1    Vesting of Non-Elective Contribution Account. Subject to Section 10.1, amounts credited to or allocable to a Participant’s Non-Elective Contribution Account shall become fully vested and the rights and interests therein shall not be forfeitable to the same extent that the Participant is vested in his or her Company non-elective contributions, if any, under the 401(k) Plan. To the extent any amounts are forfeited pursuant to this Section 4.1, such amounts shall be subject to restoration to the Participant’s Non-Elective Contribution Account in a similar manner to which Company non-elective contributions forfeited under the 401(k) Plan are subject to restoration. Notwithstanding the foregoing provisions of this Section 4.1, amounts credited to or allocable to a GSCS Participant’s Non-Elective Contribution Account shall be fully vested at all times from and after the GSCS Closing Date and, from and after the GSCS Closing Date, the GSCS Participant’s rights and interests therein shall not be forfeitable.
4.2    Vesting of All Other Accounts. Subject to Section 10.1, amounts credited to or allocable to a Participant’s Supplemental Deferral Account, Excess Deferral Account, Supplemental Matching Credit Account, and Excess Matching Credit Account shall be fully vested at all times and the rights and interests therein shall not be forfeitable

ARTICLE V
INVESTMENT OF ACCOUNTS

5.1    Adjustment of Accounts. Except as otherwise provided elsewhere in the Plan, as of each Valuation Date, each Participant’s accounts will be adjusted to reflect credits under Article III and the positive or negative rate of return on the Investment Funds selected by the Participant pursuant to Section 5.2(b). The rate of return will be determined by the Plan Administrator pursuant to Section 5.2(f) and will be credited or charged in accordance with policies applied uniformly to all Participants.
5.2    Investment Direction.
(c)    Investment Funds. Each Participant may direct the notional investment of amounts credited to his Plan accounts in one or more of the Investment Funds. The Investment Funds shall, at all times, be notional funds that track the returns of the investment funds selected by the BFC for purposes of the 401(k) Retirement Plan and made available to 401(k) Retirement Plan participants. In addition, the Investment Funds shall, at all times, include a Company Stock Fund as described in Section 5.3. Neither the Company, each Adopting Affiliate, the Plan Administrator, the BFC, nor any other party shall have any responsibility, duty of care (whether express or implied) or liability to any Participant in regards to designation of the Investment Funds as set forth in Section 5.2(a).
(d)    Participant Directions.
(1)    General. Each Participant may direct that all of the amounts attributable to his accounts be invested in a single Investment Fund or may direct that whole percentage increments of his accounts be invested in such fund or funds as he shall desire in accordance with such procedures as may be established by the Plan Administrator. Unless the Plan Administrator prescribes otherwise, such procedures generally shall mirror the procedures established under the 401(k) Retirement Plan for participant investment direction.
(2)    Spin-Off from SEIP and DEIP. Each Participant who became a Participant in the Plan as a result of the Spin-Off described in Article VII or by reason of Section 3.1(b)(2) shall be conclusively deemed to have directed the Plan Administrator to invest all of the amounts attributable to his accounts in the same manner as the Participant’s accounts were invested in SEIP and/or DEIP as of the effective date of the Spin-Off and, in the absence of an affirmative direction by the Spin-Off Participant regarding future deferrals pursuant to paragraph (b)(l) above, such Participant shall be conclusively deemed to have directed the Plan Administrator to invest such deferrals in the same manner as the Participant’s deferrals were directed to be invested in SEIP and/or DEIP as of the effective date of the Spin-Off. If a Participant participated in both SEIP and DEIP as of the effective date of the Spin-

Off and his investment elections for future deferrals were different among plans, the Participant shall be conclusively deemed to have directed the Plan Administrator to invest future deferrals in the same manner as the Participant’s deferral elections pursuant to DEIP. The Participant may change his directions at any time in accordance with the provisions of the Plan.
(e)    Changes and Intra-Fund Transfers. Participant investment directions may be changed, and amounts may be transferred from one Investment Fund to another, in accordance with the procedures established by the Plan Administrator. The designation will remain in effect until changed by the timely submission of a new designation by the Participant.
(f)    Default Selection. In the absence of a designation by the Participant, such Participant will be deemed to have directed the notional investment of his accounts in the Investment Fund that tracks the return of the 401(k) Retirement Plan investment fund that is designated by the BFC as the “default” investment fund for purposes of the 401(k) Retirement Plan.
(g)    Impact of Election. The Participant’s selection of Investment Funds shall serve only as a measurement of the value of the Participant’s Accounts pursuant to Section 5.1 and this Section 5.2. None of the Company, the BFC, or the Plan Administrator are required to actually invest a Participant’s accounts in accordance with the Participant’s selections.
(h)    Investment Performance. Accounts shall be adjusted on each Valuation Date to reflect investment gains and losses as if the accounts were invested in the Investment Funds selected by the Participants in accordance with this Section 5.2 and charged with any and all reasonable expenses as provided in paragraph (g) below. The earnings and losses determined by the Plan Administrator in good faith and in his discretion pursuant to this Section shall be binding and conclusive on the Participant, the Participant’s beneficiary and all parties claiming through them.
(i)    Charges. The Plan Administrator may (but is not required to) charge Participants’ accounts for the reasonable expenses of administration including, but not limited to, carrying out and/or accounting for investment instructions directly related to such accounts.
(j)    Investment of Matching Credits. Supplemental Matching Credits and Excess Matching Credits allocated to a Participant’s Supplemental Matching Credit Account and/or Excess Matching Credit Account during the period beginning on June 1, 2009 and ending on October 14, 2010 were notionally invested in the Company Stock Fund. A Participant may diversify the Supplemental Matching Credits and/or Excess Matching Credits that were notionally invested in the Company Stock Fund as described in this Section 5.2(h) by directing the notional investment of the value of such matching credits to any other Investment Fund as permitted by Section 5.2(b)(1). If a Participant fails to diversify the value of the Supplemental Matching Credits and/or Excess Matching Credits notionally invested in the Company Stock Fund as described in this Section 5.2(h), he shall be deemed to have directed the notional investment of such matching credits in the Company Stock Fund.
5.3    Special Company Stock Fund Provisions.
(c)    General. A Participant’s interest in the Company Stock Fund shall be expressed in whole and fractional notional units of the Company Stock Fund. The Company Stock Fund shall track an investment in Company Stock in the same manner as the 401(k) Retirement Plan’s company stock fund. Accordingly, the value of the unit in the Plan’s Company Stock Fund shall be the same as the value of a unit in the 401(k) plan’s company stock fund. Notwithstanding the foregoing, if and to the extent that a company stock fund is no longer maintained under the 401(k) Retirement Plan, the Plan Administrator shall establish such rules and procedures as are necessary to maintain the Company Stock Fund hereunder.
(d)    Investment Directions. A Participant’s ability to direct investments into or out of the Company Stock Fund shall be subject to such procedures as the Plan Administrator may prescribe from time to time to assure compliance with Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, and other applicable requirements. Such procedures also may limit or restrict a Participant’s ability to make

(or modify previously made) deferral and distribution elections pursuant to Articles III and VI, respectively. In furtherance, and not in limitation, of the foregoing, to the extent a Participant acquires any interest in an equity security under the Plan for purposes of Section 16(b), the Participant shall not dispose of that interest within six months, unless specifically exempted by Section 16(b) or any rules or regulations promulgated thereunder.
(e)    Compliance with Securities Laws. Any election by a Participant to hypothetically invest any amount in the Company Stock Fund, and any elections to transfer amounts from or to the Company Stock Fund to or from any other Investment Fund, shall be subject to all applicable securities law requirements, including but not limited to the last sentence of paragraph (b) above and Rule 16b-3 promulgated by the Securities Exchange Commission. To the extent that any election violates any securities law requirement or the Company’s stock trading policies and procedures, the election shall be void.
(f)    Compliance with Company Trading Policies and Procedures. Any election by a Participant to hypothetically invest any amount in the Company Stock Fund, and any elections to transfer amounts from or to the Company Stock Fund to or from any other Investment Fund, shall be subject to all Company Stock trading policies promulgated by the Company. To the extent that any election violates any such trading policy or procedures, the election shall be void.
5.4    Application to Beneficiaries. Following the death of a Participant, the term “Participant” in this Article V shall refer to the Participant’s beneficiary described in Section 6.9.

ARTICLE VI
DISTRIBUTIONS

6.1    Limitation on Right to Receive Distribution. A Participant shall not be entitled to receive a distribution prior to the first to occur of the following events:
(k)    The Participant’s Separation from Service, or in the case of a Participant who is a Specified Employee, the date which is six months after the Participant’s Separation from Service;
(l)    The date the Participant becomes Disabled;
(m)    The Participant’s death;
(n)    A specified time (or pursuant to a fixed schedule) specified at the date of deferral of compensation;
(o)    An Unforeseeable Emergency; or
(p)    To the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company or an Adopting Affiliate or in the ownership of a substantial portion of the assets of the Company or an Adopting Affiliate.
This Section 6.1 restates the restrictions on distributions set forth in Section 409A of the Code and is intended to impose restrictions on distributions pursuant to the Plan accordingly. This Section 6.1 does not describe the instances in which distributions actually will be made. Rather, distributions will be made only if and when permitted both by this Section 6.1 and another provision of the Plan.
6.2    General Right to Receive Distribution. Following a Participant’s termination of employment or death, the Participant’s Plan accounts will be distributed to the Participant in the manner and at the time provided in Sections 6.4 and 6.5 or Section 6.9, as applicable. A transfer of a Participant from the Company or any Affiliate to any other Affiliate or the Company shall not be deemed to be a termination of employment for purposes of this Section 6.2.

6.3    Amount of Distribution. The amount distributed to a Participant shall be based on the vested amounts credited to the Participant’s accounts as of the Valuation Date immediately preceding the date of the distribution. Amounts shall be valued at the fair market value on the relevant Valuation Date determined pursuant to uniform and non-discriminatory rules established by the Plan Administrator.
6.4    Form of Distribution. Accounts shall be distributed in cash in a single lump-sum payment or in quarterly, semi-annual or annual installments. Distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time, consistent with Section 409A of the Code. The form of payment shall be selected by the Participant in the initial Distribution Election Form (which may be contained in and be a part of a Deferral Agreement) submitted by the Participant to the Plan Administrator on entry into the Plan. A Participant may change his election by filing a new Distribution Election Form with the Plan Administrator in accordance with Section 6.6. If a revised Distribution Election Form is not honored because it was not timely filed, distributions shall be made in the form specified in the most recent valid Distribution Election Form filed by the Participant. If no valid Distribution Election Form exists, the Participant’s accounts will be distributed in a single lump-sum.
6.5    Timing of Distribution. Except as provided in the next sentence, funds will be distributed within an administratively reasonable period of time following the six-month anniversary of the Participant’s Separation from Service. Notwithstanding the foregoing, a Participant may elect to further defer the distribution of his accounts by filing a Distribution Election with the Plan Administrator in accordance with Section 6.6. If a revised Distribution Election Form is not honored because it was not timely filed, distributions shall be made pursuant to the most recent valid Distribution Election Form filed by the Participant. If no valid Distribution Election Form exists, the Participant’s accounts will be distributed in accordance with the first sentence of this Section 6.5. If a Participant’s Separation from Service is caused by his death, or a Participant dies after Separation from Service, then funds will be distributed as described in Section 6.9.
6.6    Changes in Time and Form of Distribution. A new Distribution Election Form that delays the time of a payment elected by a Participant or the form of payment selected by a Participant may be filed with the Plan Administrator at any time, will be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time, and only will be honored in accordance with the following:
(d)    The new form will not take effect until at least 12 months after the date on which the new form is filed with the Plan Administrator; and
(e)    The election may not be made less than 12 months prior to the date the payment is scheduled to be made, is commenced or otherwise would be made; and
(f)    The first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise be made.
The provisions of this Section 6.6 are intended to comply with Section 409A(a)(4)(C) of the Code and shall be interpreted in a manner consistent with the requirements of such section and any regulations, rulings or other guidance issued pursuant thereto.
6.7    Special Election Period for 2007. Pursuant to the transitional guidance issued by the Internal Revenue Service and the Department of Treasury in Section 3.02 of IRS Notice 2006‑79, Participants may make distribution elections in regards to their Plan accounts in accordance with this Section 6.7.
(a)    Election Period. The election period described in this Section 6.7 shall begin on April 1, 2007 and end on May 7, 2007 unless extended to a later date by the Plan Administrator in a uniform and non-discriminatory manner, in his sole discretion. In no event, however, shall such special election period extend beyond December 31, 2007.
(b)    Application of Election Period. The special election period described in this Section 6.7 shall apply to Participants as provided in this paragraph (b).

(1)    Participants to Whom Election Period Applies. The special election period shall only apply to the following Participants:
(i)    Active Participants. Individuals who are Participants in the Plan by reason of the Spin-Off described in Article VII or by reason of Section 3.1(b)(2) and who, as of the first day of the special election period, have not incurred a Separation of Service, have not died and are not Disabled;
(ii)    Separated Participants. Individuals who are Participants in the Plan by reason of the Spin-Off described in Article VII and who, as of the first day of the special election period, have incurred a Separation from Service and distributions pursuant to the Plan have not yet commenced; and
(iii)    Beneficiaries. Beneficiaries described in Section 6.9 of Participants who, as of the first day of the special election period had deceased if, as of such date, distributions pursuant to the Plan have not yet commenced with respect to the Participant.
(2)    Participants to Whom Election Period Does Not Apply. The special election period shall not apply to the following Participants:
(i)    Participants in Pay Status. Individuals who are Participants in the Plan by reason of the Spin-Off described in Article VII and who, as of the first day of the special election period, are receiving distributions pursuant to the Plan;
(ii)    Other Participants. Any other Participants not described in paragraphs (b)(l) and (b)(2)(i) of this Section 6.7; and
(iii)    Beneficiaries. Any beneficiary not described in paragraph (b)(l)(iii) of this Section 6.7.
(c)    Default Provisions. If a Participant to whom the special election period applies fails to make a distribution election during the special election period the following rules shall apply:
(1)    Active Participants. If a Participant identified in paragraph (b)(l)(i) above fails to make an election during the special election period, the default provisions of Section 6.4 and Section 6.5 shall apply (subject to the Participant’s ability to change his distribution elections pursuant to Section 6.6).
(2)    Separated Participants and Beneficiaries. If a Participant identified in paragraph (b)(l)(ii) above or a beneficiary described in paragraph (b)(l)(iii) above fails to affirmatively make an election during the special election period, such individual shall be deemed to have made an election pursuant to the Plan that is identical to the distribution elections made pursuant to SEIP and/or DEIP in good faith compliance with Section 409A of the Code (subject to the individual’s ability to change his distribution elections pursuant to Section 6.6).
(d)    April 1, 2007 Commencements. Notwithstanding anything in this Section 6.7 to the contrary, the special election period shall not apply to a Participant or beneficiary described in Section 6.9 who had previously made an election (and, therefore, for whom a default election is not in effect) pursuant to SEIP and/or DEIP whereby a lump-sum distribution or installment payments are scheduled to commence as of April 1, 2007. In the case of these Participants and beneficiaries, such lump sum distribution or installment payments shall commence as of April 1, 2007 as previously elected (i.e., in accordance with the distribution elections made pursuant to SEIP and/or DEIP in good faith compliance with Section 409A of the Code).
6.8    Default Provisions for Certain Participants Relating to 2010 Election Period. If an individual identified in clause (2) of Section 3.9(b) fails to complete an initial Distribution Election Form during the election period described Section 3.9, the default provisions of Section 6.4 and Section 6.5 shall apply to such individual’s Plan accounts (subject to the ability to change distribution elections pursuant to Section 6.6).

6.9    Payment Upon Death.
(a)    Beneficiary Designation. If a Participant should die before receiving a full distribution of his Plan accounts, distribution shall be made to the beneficiary designated by the Participant, in accordance with such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then the Participant’s beneficiary shall be that person or persons entitled to receive distributions of the Participant’s accounts under the 401(k) Plan.
(b)    Timing and Form of Payment to Beneficiary.
(1)    Payments Commenced at Time of Death. If, at the time of the Participant’s death, installment payments of the Participant’s accounts have commenced pursuant to this Article VI, such payments shall continue to the Participant’s beneficiary in the same time and the same form as if the Participant has remained alive until the last installment payment was scheduled to be made. Notwithstanding the foregoing, a beneficiary may take a withdrawal upon an Unforeseeable Emergency pursuant to Section 6.10, applying the provisions of such Section by substituting the term “beneficiary” for “Participant.”
(2)    Payments Not Commenced at Time of Death. If, at the time of the Participant’s death, payments of the Participant’s accounts has not commenced pursuant to this Article VI, the distributions made pursuant to this Section 6.9 shall be made to the Participant’s beneficiary in accordance with the then current and valid distribution election made by the Participant (or, in the absence of such a distribution election, in accordance with the “default” provisions of Section 6.4). If the distribution election applicable to the Participant provided for payment to commence within an administratively reasonable period of time following the six-month anniversary of the Participant’s Separation from Service, this six-month anniversary shall be disregarded in the even of the Participant’s death, and payments shall commence within an administratively reasonable period of time following the Participant’s death. Notwithstanding the foregoing, a beneficiary may take a withdrawal upon an Unforeseeable Emergency pursuant to Section 6.10 or change the timing and form of payment pursuant to Section 6.6 applying the provisions of such Sections by substituting the term “beneficiary” for “Participant” as the context requires, thereunder.
6.10    Payment Upon Unforeseeable Emergency.
(a)    General. Notwithstanding any provision of the Plan to the contrary, if a Participant incurs an Unforeseeable Emergency, the Participant may elect to make a withdrawal from the Participant’s account (even after distribution of the Participants accounts has commenced pursuant to Section 6.2. A withdrawal on account of Unforeseeable Emergency may be made if, as determined under regulations of the Secretary of the Treasury, the amounts withdrawn with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the withdrawal, after taking into account the extent to which such hardship is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise; (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (3) by cessation of deferrals under the Plan.
(b)    Information Required. A Participant who wishes to receive a distribution pursuant to this Section 6.10 shall apply for such distribution to the Plan Administrator and shall provide information to the Plan Administrator reasonably necessary to permit the Plan Administrator to determine whether an Unforeseeable Emergency exists and the amount of the distribution reasonably needed to satisfy the emergency need.
6.11    Payment Upon Re-Employment. This Section 6.11 shall apply to an individual who incurs a Separation from Service (if, at the time of such Separation from Service, such individual is a Participant), who is subsequently re-employed by the Company or an Affiliate and with respect to whom all amounts allocated to such Participant’s accounts have not been paid out at the time of re-employment. Distributions of the amounts allocated to such Participant’s accounts with respect to the Participant’s participation before such re-employment shall be made in accordance with the distribution elections in effect immediately prior to such re-employment without regard to any subsequent Separation from Service, subject to the other provisions of this Article VI. If, pursuant to Section 3.2(d)

or Section 3.5(b), a Participant elects to make Deferrals or is eligible to receive Non-Elective Contribution Credits following such re-employment, such post re-employment Deferrals and Non-Elective Contribution Credits shall be subject to their own distribution elections made in accordance with Section 3.2(c)(3) and this Article VI.
6.12    Withholding. All distributions will be subject to all applicable tax and withholding requirements.
6.13    Ban on Acceleration of Benefits. Neither the time nor the schedule of any payment under the Plan may be accelerated except as permitted in regulations or other guidance issued by the Internal Revenue Service or the Department of the Treasury and as incorporated herein.
ARTICLE VII
SPIN-OFF FROM SEIP AND DEIP

7.1    General. In response to the enactment of Section 409A of the Code and pursuant to transitional guidance issued by the Internal Revenue Service and the Department of Treasury, deferrals and matching credits under SEIP and DEIP have been frozen and all amounts deferred and vested in those plans prior to January 1, 2005 have been “grandfathered” and thus are not subject to the requirements of Section 409A. The deferrals and matching credits made pursuant to SEIP and DEIP from January 1, 2005 through March 25, 2007, (and the earnings/losses thereon) were spun-off to the Plan as provided in this Article VII.
7.2    Amounts Spun-Off. All amounts credited to participant accounts in SEIP and DEIP on or after January 1, 2005 through March 25, 2007 and not fully distributed on or before April 1, 2007 were spun-off and allocated to Plan accounts, and were invested, as provided in Section 7.3. The amounts deferred prior to January 1, 2005 were determined in accordance with Q&A- 17 of IRS Notice 2005-1, proposed and final regulations, and any other applicable guidance issued by the Internal Revenue Service or the Department of Treasury.
7.3    Allocation and Investment of SEIP and DEIP Amounts. Amounts spun-off from SEIP and DEIP are allocated to accounts under the Plan in accordance with this Section 7.3.
(a)    SEIP. Amounts deferred by participants under SEIP are allocated to the Participant’s Excess Deferral Account in the Plan. Matching credits made by the Company under SEIP are allocated to the Participant’s Excess Matching Credit Account in the Plan.
(b)    DEIP. Amounts deferred by participants under DEIP are allocated to the Participant’s Supplemental Deferral Account in the Plan. Matching credits made by the Company under DEIP are allocated to the Participant’s Supplemental Matching Credit Account in the Plan.
(c)    Investments. The amounts spun-off to the Plan in accordance with Section 7.2 are invested in accordance with Section 5.2(b)(2).
7.4    Deferral Elections. Deferral elections made by participants in DEIP and SEIP for amounts deferred in 2007 on and after March 26, 2007 shall apply to the Plan as provided in this Section 7.4.
(a)    SEIP. Elections to defer Eligible Pay in 2007 under SEIP are considered Excess Deferral elections pursuant to the Plan, provided such elections otherwise comply with Section 409A of the Code and any transitional guidance issued by the Internal Revenue Service or the Department of Treasury.
(b)    DEIP. Elections to defer Base Pay in 2007 and elections to defer Incentive Compensation paid in 2007 for any performance periods ending between July 1, 2006 and December 31, 2006 under DEIP are considered Supplemental Deferral elections pursuant to the Plan, provided such elections otherwise comply with Section 409A of the Code and any transitional guidance issued by the Internal Revenue Service or the Department of Treasury.
(c)    Investments. The amounts deferred in accordance with this Section 7.4 are invested in accordance with Section 5.2(b)(2).

7.5    Distribution Elections.
(g)    Participants in Pay Status. The distribution elections made pursuant to SEIP and/or DEIP in good faith compliance with Section 409A by the Participants identified in Section 6.7(b)(2)(i) shall continue to apply.
(h)    Other Participants. All other individuals whom become Participants by virtue of the Spin-Off described in this Article VII shall make elections regarding the timing and form of distributions in accordance with Section 6.7.
7.6    Effective Date of Spin-Off. The Spin-Off described in this Article VII shall be effective as of 11:59:59 P.M. on March 25, 2007.

ARTICLE VIII
ADMINISTRATION OF THE PLAN

8.1    General Powers and Duties. The following list of powers and duties is not intended to be exhaustive, and the Plan Administrator shall, in addition, exercise such other powers and perform such other duties as he may deem advisable in the administration of the Plan, unless such powers or duties are expressly assigned to another pursuant to the provisions of the Plan.
(a)    General. The Plan Administrator shall perform the duties and exercise the powers and discretion given to him in the Plan document and by applicable law and his decisions and actions shall be final and conclusive as to all persons affected thereby. The Company and the Adopting Affiliates shall furnish the Plan Administrator with all data and information that the Plan Administrator may reasonably require in order to perform his functions. The Plan Administrator may rely without question upon any such data or information.
(b)    Disputes. Any and all disputes that may arise involving Participants or beneficiaries shall be referred to the Plan Administrator and his decision shall be final. Furthermore, if any question arises as to the meaning, interpretation or application of any provisions of the Plan, the decision of the Plan Administrator shall be final.
(c)    Agents. The Plan Administrator may engage agents, including recordkeepers, to assist him and he may engage legal counsel who may be counsel for the Company. The Plan Administrator shall not be responsible for any action taken or omitted to be taken on the advice of such counsel, including written opinions or certificates of any agent, counsel, actuary or physician.
(d)    Insurance. At the Director’s request, the Company shall purchase liability insurance to cover the Director in his activities as the Plan Administrator.
(e)    Allocations. The Plan Administrator is given specific authority to allocate responsibilities to others and to revoke such allocations. When the Plan Administrator has allocated authority pursuant to this paragraph, the Plan Administrator is not to be liable for the acts or omissions of the party to whom such responsibility has been allocated.
(f)    Records. The Plan Administrator shall supervise the establishment and maintenance of records by its agents, the Company and each Adopting Affiliate containing all relevant data pertaining to any person affected hereby and his or her rights under the Plan.
(g)    Interpretations. The Plan Administrator, in his sole discretion, shall interpret and construe the provisions of the Plan (and any underlying documents or policies).
(h)    Electronic Administration. The Plan Administrator shall have the authority to employ alternative means (including, but not limited to, electronic, internet, intranet, voice response or telephonic) by which

Participants may submit elections, directions and forms required for participation in, and the administration of, the Plan. If the Plan Administrator chooses to use these alternative means, any elections, directions or forms submitted in accordance with the rules and procedures promulgated by the Plan Administrator will be deemed to satisfy any provision of the Plan calling for the submission of a written election, direction or form.
(i)    Accounts. The Plan Administrator shall combine the various accounts of a Participant if he deems such action appropriate. Furthermore, the Plan Administrator shall divide a Participant’s accounts into sub-accounts if he deems such action appropriate.
(j)    Delegation. The Plan Administrator may delegate his authority hereunder, in whole or in part, in his sole and absolute discretion.
8.2    Claims Procedures. Benefit claims under the Plan shall be resolved in accordance with Code Section 409A and uniform and nondiscriminatory procedures adopted by the Plan Administrator in accordance with Section 503 of ERISA.
ARTICLE IX
AMENDMENT

9.1    Amendment. The Company reserves the right at any time to amend, modify or suspend any or all of the provisions of this Plan, in whole or in part, at any time as designated by a written instrument duly adopted on behalf of the Company.”
9.2    Effect of Amendment. Any amendment of the Plan shall not directly or indirectly reduce the balance of any Plan account as of the effective date of such amendment.
9.3    Termination. The Company expressly reserves the right to terminate the Plan.
(i)    General. In the event of termination, the Company shall specify whether termination will change the time at which distributions are made; provided that any acceleration of a distribution is consistent with Section 409A of the Code. In the absence of such specification, the timing of distributions shall be unaffected by termination.
(b)    GSCS Termination. Pursuant to the Company’s authority to terminate the Plan, the Plan is irrevocably terminated with respect to all GSCS Participants upon the GSCS Closing Date and no GSCS Participant shall accrue any benefits under the Plan for any purpose after the GSCS Closing Date. Pursuant to termination of the Plan with respect to GSCS Participants pursuant to this Section 9.3, the balance in each GSCS Participant’s account under the Plan shall be distributed to the GSCS Participant in a single lump-sum payment as soon as practicable after the GSCS Closing Date, but in no event later than December 31 next following the GSCS Closing Date. For purposes of the preceding sentence, the balance in each GSCS Participant’s account shall be determined as of the Valuation Date occurring coincident with or next preceding the date of distribution. Termination of the Plan with respect to GSCS Participants will change the time at which distributions are made to GSCS Participants. Payments to GSCS Participants pursuant to this Section 9.3(b) are intended to comply with section 409A of the Code and applicable guidance issued thereunder.
ARTICLE X
GENERAL PROVISIONS

10.1    Participant’s Rights Unsecured. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The right of a Participant or his or her designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to a Participant’s accounts hereunder shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. Nothing in this Section shall preclude the Company from establishing a “Rabbi Trust,” but the assets in the Rabbi Trust must be available to pay the claims of the Company’s general creditors in the event of the Company’s insolvency.
10.2    No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.
10.3    No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution from the Plan except in accordance with the terms of the Plan. Participation in the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or an Adopting Affiliate.
10.4    Section 409A Compliance. The Company intends that the Plan meet the requirements of Section 409A of the Code and the guidance issued thereunder. The Plan shall be administered, construed and interpreted in a manner consistent with that intention.
10.5    Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings. This Section shall not preclude arrangements for the withholding of taxes from deferrals, credits, or benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).
10.6    Domestic Relations Orders. Notwithstanding any provision of the Plan to the contrary, and to the extent permitted by law, a Participant’s accounts may be assigned or alienated pursuant to a “Domestic Relations Order” (as such term is defined in Section 414(p)(1)(B) of the Code), subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. Any amount subject to a Domestic Relations Order shall be distributed as soon as practicable.
10.7    Incapacity of Recipient. If the Plan Administrator is served with a court order holding that a person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Plan Administrator shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person. The Plan Administrator is under no obligation to inquire or investigate as to the competency of any person entitled to a distribution. Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of the Company and the Plan therefor.
10.8    Successors. The Plan shall be binding upon the successors and assigns of the Company and upon the heirs, beneficiaries and personal representatives of the individuals who become Participants hereunder.
10.9    Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Plan Administrator, the Director, or the Company, nor any individual acting as the Plan Administrator’s, the Director’s, or the Company’s employee, agent, or representative shall be liable to any Participant, former Participant, beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.
10.10    Conflicts. If any person holds a position under the Plan through which he or she is charged with making a decision about the administration of his or her own (or any immediate family member’s) Plan participation, including, without limitation, decisions regarding eligibility, or account valuation, or the administration of his or her Plan investments, then such person shall be recused and the decision shall be made by the Plan Administrator. If a decision is required regarding the administration of the Plan Administrator’s Plan participation, including without limitation, decisions regarding eligibility, or account valuation, or the administration of his or her Plan investments, such decision shall be made by the Company’s Vice President, Human Services Division. Nothing in this Section 10.10 shall be construed to limit a Participant’s or the Plan Administrator’s ability to make decisions or elections with regard to his or her participation in the Plan in the same manner as other Participants.
10.11    Overpayments. If it is determined that a distribution under the Plan should not have been paid or should have been paid in a lesser amount, written notice thereof shall be given to the recipient of such distribution (or his legal representative) and he shall repay the amount of overpayment to the Company. If he fails to repay such amount of overpayment promptly, the Company shall arrange to recover for the Plan the amount of the overpayment by making an appropriate deduction or deductions from any future benefit payment or payments payable to that person (or his survivor or beneficiary) under the Plan or from any other benefit plan of the Company.
10.12    Special Rules for Participants With Same-Sex Domestic Partners.
(a)    Generally. Effective January 1, 2013, except as specified under this Section 10.12 or as prohibited by applicable law, to the extent the Plan provides for any benefit, right, feature, restriction, or obligation relating to, or upon, a Participant’s “spouse”, “beneficiary”, “survivor”, or “family member” (or any individual having a similar relationship to the Participant), the Plan Administrator shall also apply such benefit, right, feature, restriction, or obligation to a Participant’s “same-sex domestic partner” (as defined in (b) below) in a uniform and non-discriminatory manner that is similar to how an opposite-gender spouse would be treated under the Plan.
(b)    Definition of “Same-Sex Domestic Partner”. For purposes of this Section 10.12, the term “same-sex domestic partner” means the sole, same-sex person who is in a civil union, domestic partnership, or legal relationship similar thereto, with the Participant as recognized under the laws of the federal government or a state government of the United States of America, including its territories and possessions and the District of Columbia (or, with respect to any other country, legally recognized by the equivalent government(s) thereof). The Plan shall continue to treat such relationship as a same-sex domestic partnership, regardless of whether the Participant and his same-sex domestic partner remain in the jurisdiction where the relationship was legally entered into. In the event more than one person meets this definition for a given Participant, then the “same-sex domestic partner” shall be the person who first met the criteria in this definition. Notwithstanding anything herein to the contrary, if a Participant has a spouse recognized for purposes of federal law, no person will qualify as the Participant’s same-sex domestic partner unless such Participant’s marriage to such spouse is first lawfully dissolved. Except with respect to determining the length of time the same-sex domestic partner has satisfied the definition of same-sex domestic partner under the Plan, a Participant shall be considered to have a same-sex domestic partner only with respect to periods beginning on or after January 1, 2013, regardless of when such same-sex partnership was created.
(c)    Exceptions.
(1)    Determination of Unforeseeable Emergency. Only a spouse recognized for purposes of federal law shall be considered a “spouse” for purposes of applying the definition of “Unforeseeable Emergency” in Section 1.1(xx).
(2)    Domestic Relations Orders. Only a spouse recognized for purposes of federal law or another “alternate payee” (as defined under Section 414(p) of the Code) may enforce a domestic relations order against the Plan or a Participant’s interests hereunder pursuant to Section 10.6.
10.13     Determination of “spouse”. The term “spouse” means the person who is a Participant’s spouse for federal tax purposes pursuant to applicable Internal Revenue Service guidance; provided, however, that effective on and after June 26, 2013, the term spouse shall include a lawful same-sex spouse recognized by a state or other jurisdiction in which the ceremony establishing the marital relationship was performed - even if the Participant and spouse now reside in a state or other jurisdiction that does not recognize same-sex marriage. To the extent provided in any domestic relations order applicable to benefits payable under this Plan, a Participant’s former spouse may be treated as the surviving spouse for purposes of this Plan.